Report of Independent Auditors


To the Shareholders and
Board of Trustees of
UBS PACE Select Advisors Trust

In planning and performing our audit of the financial statements of UBS PACE Select Advisors Trust (comprising, respectively, UBS
PACE Money Market Investments, UBS PACE Government Securities
Fixed Income Investments, UBS PACE Intermediate Fixed Income Investments, UBS PACE Strategic Fixed Income Investments,
UBS PACE Municipal Fixed Income Investments, UBS PACE Global
Fixed Income Investments, UBS PACE Large Co Value Equity Investments, UBS PACE Large Co Growth Equity Investments,
UBS PACE Small/Medium Co Value Equity Investments, UBS
PACE Small/Medium Co Growth Equity Investments, UBS
PACE International Equity Investments and UBS PACE
International Emerging Markets Equity Investments) for the year ended July 31, 2002, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of UBS PACE Select Advisors Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entities objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at July 31, 2002.

This report is intended solely for the information and use of shareholders, the Board of Trustees and management of UBS PACE
Select Advisors Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



							ERNST & YOUNG LLP

September 20, 2002